Exhibit 99.1
hhgregg Announces Fourth Fiscal Quarter and Full Year Operating Results
INDIANAPOLIS, May 19, 2016 - hhgregg, Inc. (NYSE: HGG) ("hhgregg" or the "Company") today announced operating results for the fourth quarter and full year ended March 31, 2016 as compared to the fourth quarter and full year ended March 31, 2015.
Fourth Quarter Summary

•	Net sales decreased 9.6% to $439 million year-over-year.

•	Comparable store sales decreased 9.3% year-over-year, however appliance comp sales for February and March increased 4.9%.

•	Gross margin increased to 28.7% compared to 28.6% in the prior year fourth quarter

•	Net loss per diluted share, as adjusted, was $(0.28) compared to $(0.63) in the prior year fourth quarter.

•	Adjusted EBITDA increased $7.9 million in the current year fiscal quarter from a loss of $7.8 million in the prior year fourth quarter.

Fiscal Year 2016 Summary

•	Net sales decreased (8.0)% to $2.0 billion year-over-year.

•	Comparable store sales decreased (7.7)% year-over-year.

•
The Company realized $66.9 million in cost savings, primarily through better-targeted advertising expenditures, store operations and corporate overhead expense reductions, exceeding its fiscal year goal of $50 million.

•	Adjusted EBITDA increased $14.8 million to $8.2 million compared to $(6.6) million in fiscal year 2015.

Robert Riesbeck, Chief Financial Officer and Interim President and Chief Executive Officer, commented, “We strengthened the company in fiscal 2016 and enter fiscal 2017 with significantly improved EBITDA and cost savings that exceeded our target.  Our primary focus this year is on driving revenue.  We finished our fourth quarter with improved momentum, specifically in appliances where we achieved a positive 4.9% comparable store sales increase over February and March combined.  We will be as passionate and focused on revenue growth in fiscal 2017 as we were on cost reductions in fiscal 2016, and believe that our past and future investments will help us significantly improve our net sales and profitability this fiscal year."

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(unaudited, amounts in thousands, except share and per share data)	2016	2015	2016	2015
Net sales	$438,840	$485,603	$1,959,998	$2,129,374
Net sales % decrease	(9.6)%	(9.8)%	(8.0)%	(8.9)%
Comparable store sales % decrease (1)	(9.3)%	(10.0)%	(7.7)%	(9.2)%
Gross profit as a % of net sales	28.7%	28.6%	28.3%	28.5%
SG&A as a % of net sales	24.2%	24.7%	22.8%	22.9%
Net advertising expense as a % of net sales	4.9%	6.1%	5.4%	6.0%
Depreciation and amortization expense as a % of net sales	1.6%	1.8%	1.6%	1.9%
Asset impairment charges as a % of net sales	—%	1.0%	1.1%	2.2%
Loss from operations as a % of net sales	(2.1)%	(5.1)%	(2.6)%	(4.7)%
Net interest expense as a % of net sales	0.2%	0.1%	0.1%	0.1%
Income tax benefit (expense) as a % of net sales	0.2%	n/m	n/m	(1.4)%
Net loss	$(9,085)	$(25,228)	$(54,879)	$(132,746)
Net loss, as adjusted (2)	$(7,675)	$(17,371)	$(26,522)	$(38,685)
Net loss per diluted share	$(0.33)	$(0.91)	$(1.98)	$(4.72)
Net loss per diluted share, as adjusted (2)	$(0.28)	$(0.63)	$(0.96)	$(1.38)
Adjusted EBITDA (3)	$16	$(7,838)	8,241	(6,589)
Weighted average shares outstanding—diluted	27,707,978	27,663,764	27,701,055	28,129,596
Number of stores open at the end of period	226	228

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

(2)
Amounts are adjusted in both the three and twelve months ended March 31, 2016 and 2015 to exclude the impact of severance due to our transformation efforts, consulting expenses paid to outside parties to assist with our transformation efforts and fixed asset impairment charges. Amounts are adjusted in the three months ended March 31, 2016 for monetizing a federal tax credit that was previously reserved. Amounts are adjusted in the twelve months ended March 31, 2016 for the federal tax credit previously discussed, as well as expenses associated with the Internal Revenue Service's settlement of a prior year tax matter. Amounts are adjusted in the twelve months ended March 31, 2015 for establishing a valuation allowance for deferred tax asset. See the attached reconciliation of non-GAAP measures to GAAP measures.

(3)
Amounts are adjusted in both the current and prior year to exclude the impact of severance due to our transformation efforts, consulting expenses paid to outside parties to assist with our transformation efforts and fixed asset impairment charges See the attached reconciliation of non-GAAP measures to GAAP measures.

The Company's net sales performance in the quarter and fiscal year ended March 31, 2016 was driven primarily by a comparable store sales decline. Net sales mix and comparable store sales percentage changes by product category for the three and twelve months ended March 31, 2016 and 2015 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended March 31,		Twelve Months Ended March 31,		Three Months Ended March 31,		Twelve Months Ended March 31,
	2016	2015	2016	2015	2016	2015	2016	2015
Appliances	56%	51%	53%	51%	(0.4)%	(5.0)%	(3.2)%	(3.1)%
Consumer electronics (1)	34%	38%	36%	37%	(19.6)%	(9.8)%	(10.3)%	(10.9)%
Home products (2)	6%	5%	6%	5%	2.8%	(12.5)%	5.4%	(4.7)%
Computers and tablets	4%	6%	5%	7%	(32.2)%	(37.6)%	(35.0)%	(34.0)%
Total	100%	100%	100%	100%	(9.3)%	(10.0)%	(7.7)%	(9.2)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.

FOURTH QUARTER FINANCIAL RESULTS
The Company's comparable store sales drivers for the three months ended March 31, 2016 are summarized below:

	Comparable Store Sales	Average Selling Price	Sales Unit Volume
Appliances	(0.4)%	Increase	Decrease
Consumer electronics (1)	(19.6)%	Decrease	Decrease
Home products (2)	2.8%	Increase	Decrease
Computers and tablets	(32.2)%	Decrease	Decrease
Total	(9.3)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.

The Company's gross profit margin, expressed as gross profit as a percentage of net sales, increased for the three month period ended March 31, 2016 to 28.7% from 28.6% for the comparable prior year period.

•
The Company's increase in gross profit margin for the period was primarily a result of favorable product sales mix to categories with higher gross margin rates offsetting the decrease in gross profit margin rates in all categories except home products. The decrease in gross margin rates was primarily driven by free delivery in appliances and a continued promotional environment.

Cost Structure Highlights
The Company managed its cost structure to align with its sales levels and to keep the Company positioned for positive adjusted EBITDA.

•	During the fourth quarter, hhgregg realized $21.1 million of its expected $50 million of annual cost savings for fiscal 2016.

•
The decrease in advertising expense of $8.1 million for the fourth quarter was due to a reduction of gross advertising spend primarily driven by reductions in print media along with rebalancing of spending among more efficient advertising mediums.

•	The decrease in SG&A as a percentage of net sales to 24.2% from 24.7% for the three month comparable prior year period was a result of:

▪	43 basis points decrease, or $6.1 million, in wages due to the Company's continuing effort to drive efficiencies in its labor structure;

▪	38 basis points decrease, or $1.9 million, primarily due to the lapping of consulting expenses to assist with our transformation efforts in the prior year period;

▪	27 basis points decrease, or $1.8 million, in bank transaction fees due to less enhanced financing options than prior year; and

▪	24 basis points decrease, or $1.8 million, in employee benefits due to a reduction of medical expenses and payroll taxes driven by the efficiencies in the Company's labor structure.
These decreases were partially offset by:

▪	a 28 basis points increase, or $0.3 million, in delivery services due to free delivery for appliances and a shift in sales mix to more products which require delivery; and

▪	a 71 basis point increase,or $0.1 million, in occupancy costs primarily due to increased property tax rates and the deleveraging effect of lower net sales in the current quarter.
Income Taxes
During the fourth quarter of fiscal 2016 the Company recorded $0.8 million of income tax benefit due to the monetizing of a federal tax credit that was previously reserved.
FISCAL YEAR FINANCIAL RESULTS

The Company's comparable store sales drivers for fiscal year 2016 are summarized below:

	Comparable Store Sales	Average Selling Price	Sales Unit Volume
Appliances	(3.2)%	Increase	Decrease
Consumer electronics (1)	(10.3)%	Increase	Decrease
Home products (2)	5.4%	Increase	Increase
Computers and tablets	(35.0)%	Decrease	Decrease
Total	(7.7)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.

The Company's gross profit margin, expressed as gross profit as a percentage of net sales, decreased 20 basis points for the twelve month period ended March 31, 2016 to 28.3% from 28.5% for the comparable prior year period.

•
The Company's decrease in gross profit margin was due to lower gross profit margin rates in all categories, except home products, partially offset by a favorable sales mix shift to product categories with higher gross profit rates, such as appliances and furniture.

Cost Structure Highlights
The Company managed its cost structure to align with its sales levels and to position the Company for positive adjusted EBITDA.

•
During fiscal 2016, hhgregg realized $66.9 million of its expected $50 million of annual cost savings. This was inclusive of $4.2 million of additional fees associated with customer financing described below.

•
The decrease in advertising expense of $23.8 million for fiscal 2016 was due to a reduction of gross advertising spend primarily driven by reductions in print media along with rebalancing of spending among more efficient advertising mediums.

•	The decrease in SG&A as a percentage of net sales to 22.8% from 22.9% for fiscal 2016 compared to fiscal 2015 was a result of:

▪	59 basis points decrease, or $26.7 million, in wages due to the Company's continuing effort to drive efficiencies in its labor structure;

▪	17 basis points decrease, or $5.8 million, in employee benefits due to a reduction of medical expenses and payroll taxes driven by the efficiencies in the Company's labor structure; and

▪
12 basis points decrease, or $8.1 million, in delivery services due to efficiencies in routing and lower fuel prices, slightly offset by free delivery for appliances and a shift in sales mix to more products which require delivery in the fourth quarter.

These decreases were partially offset by:

▪
a 30 basis points increase, or $4.2 million, in fees associated with the higher cost of offering customers extended months special financing options and the increased use of the private label credit card; and

▪	a 57 basis point increase, or $1.3 million, in occupancy costs primarily due to increased property tax rates.
Asset Impairment
During fiscal 2016, the Company recorded $20.9 million of pre-tax, non-cash charges related to impairment of property, plant and equipment. For the 2015 fiscal year, total pre-tax, non-cash impairment charge was $47.9 million.
Income Taxes
In fiscal 2016, the Company recorded $0.4 million of income tax expense compared to $30.8 million recorded in fiscal 2015. For the current year, the income tax expense recorded was due primarily to the settlement of an Internal Revenue Service examination for the prior year, partially offset by monetizing a federal tax credit that was previously fully reserved. There was no income tax expense or benefit related to results of the current year operations due to the Company's full valuation allowance. In the prior year, the Company recognized income tax expense on a pretax loss resulting from the full valuation allowance that was recorded to reduce the net deferred tax assets of the Company to zero.

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the fiscal year ended March 31, 2016, on Thursday, May 19, 2016 at 9:00 a.m. (Eastern Time). Our call will be hosted by Robert Riesbeck, our Interim President and Chief Executive Officer and Chief Financial Officer, and Lance Peterson, our Director of Finance & Investor Relations.
Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com (to access webcast registration directly: http://edge.media-server.com/m/p/hovdj3ur). The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 226 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.
Forward Looking Statements
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements, including with respect to the Company’s financial performance, ability to manage costs, ability to execute the Company's 2017 initiatives, innovation in the video industry, the impact and amount of non-cash charges, and shifts in the Company’s sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the ability to successfully execute the Company's strategies and initiatives, particularly in returning the Company to profitable growth; the Company's ability to increase customer traffic and conversion; competition in the retail industry; the Company's ability to maintain a positive brand perception and recognition; the Company's ability to attract and retain qualified personnel; the Company's ability to maintain the security of customer, associate and Company information; rules, regulations, contractual obligations, compliance requirements and fees associated with accepting a variety of payment methods; the Company's ability to effectively achieve cost cutting initiatives; the Company's ability to generate strong cash flows to support its operating activities; the Company's relationships and operations of its key suppliers; the Company's ability to generate sufficient cash flows to recover the fair value of long-lived assets; the Company's ability to maintain and upgrade its information technology systems; the fluctuation of the Company's comparable store sales; the effect of general and regional economic and employment conditions on the Company's net sales; the Company's ability to meet financial performance guidance; disruption in the Company's supply chain; changes in trade regulation, currency fluctuations and prevailing interest rates; and the potential for litigation.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for fiscal year 2016 filed May 19, 2016. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Lance Peterson, Director, Finance & Investor Relations
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
	(In thousands, except share and per share data)
Net sales	$438,840	$485,603	$1,959,998	$2,129,374
Cost of goods sold	313,090	346,651	1,406,216	1,523,536
Gross profit	125,750	138,952	553,782	605,838
Selling, general and administrative expenses	106,392	120,127	447,508	488,391
Net advertising expense	21,570	29,638	105,046	128,826
Depreciation and amortization expense	6,928	8,840	32,043	40,200
Asset impairment charges	—	4,882	20,910	47,869
Loss from operations	(9,140)	(24,535)	(51,725)	(99,448)
Other expense (income):
Interest expense	776	678	2,742	2,600
Interest income	(13)	(9)	(22)	(63)
Total other expense	763	669	2,720	2,537
Loss before income taxes	(9,903)	(25,204)	(54,445)	(101,985)
Income tax (benefit) expense	(818)	24	434	30,761
Net loss	$(9,085)	$(25,228)	$(54,879)	$(132,746)
Net loss per share
Basic and diluted	$(0.33)	$(0.91)	$(1.98)	$(4.72)
Weighted average shares outstanding-basic and diluted	27,707,978	27,663,764	27,701,055	28,129,596

HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	71.3	71.4	71.7	71.5
Gross profit	28.7	28.6	28.3	28.5
Selling, general and administrative expenses	24.2	24.7	22.8	22.9
Net advertising expense	4.9	6.1	5.4	6.0
Depreciation and amortization expense	1.6	1.8	1.6	1.9
Asset impairment charges	—	1.0	1.1	2.2
Loss from operations	(2.1)	(5.1)	(2.6)	(4.7)
Other expense (income):
Interest expense	0.2	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.2	0.1	0.1	0.1
Loss before income taxes	(2.3)	(5.2)	(2.8)	(4.8)
Income tax (benefit) expense	(0.2)	—	—	1.4
Net loss	(2.1)%	(5.2)%	(2.8)	(6.2)%
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2016 AND 2015
(UNAUDITED)

	March 31, 2016	March 31, 2015
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$3,703	$30,401
Accounts receivable—trade, less allowances of $5 and $19, respectively	11,106	11,901
Accounts receivable—other	14,937	16,715
Merchandise inventories, net	256,559	257,469
Prepaid expenses and other current assets	6,333	6,581
Income tax receivable	1,130	5,326
Total current assets	293,768	328,393
Net property and equipment	87,472	128,107
Deferred financing costs, net	1,257	1,796
Deferred income taxes	—	6,489
Other assets	2,855	2,844
Total long-term assets	91,584	139,236
Total assets	$385,352	$467,629
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$107,474	$112,143
Line of credit	—	—
Customer deposits	43,235	48,742
Accrued liabilities	43,370	46,723
Deferred income taxes	—	6,489
Total current liabilities	194,079	214,097
Long-term liabilities:
Deferred rent	59,101	67,935
Other long-term liabilities	10,818	12,009
Total long-term liabilities	69,919	79,944
Total liabilities	263,998	294,041
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2016 and March 31, 2015, respectively	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,204,660 and 41,161,753 shares issued; and 27,707,978 and 27,665,071 outstanding as of March 31, 2016 and March 31, 2015, respectively	4	4
Additional paid-in capital	304,325	301,680
Retained earnings (accumulated deficit)	(32,747)	22,132
Common stock held in treasury at cost, 13,496,682 shares as of March 31, 2016 and March 31, 2015, respectively	(150,228)	(150,228)
Total stockholders’ equity	121,354	173,588
Total liabilities and stockholders’ equity	$385,352	$467,629

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 2016 AND 2015
(UNAUDITED)

	2016	2015
	(In thousands)
Cash flows from operating activities:
Net loss	$(54,879)	$(132,746)
Adjustments to reconcile net loss to net cash provided by (used by) operating activities:
Depreciation and amortization	32,043	40,200
Amortization of deferred financing costs	539	538
Stock-based compensation	2,709	4,623
Loss (gain) on sales of property and equipment	(19)	252
Deferred income taxes	—	41,402
Asset impairment charges	20,910	47,869
Tenant allowances received from landlords	812	986
Changes in operating assets and liabilities:
Accounts receivable—trade	795	3,220
Accounts receivable—other	986	384
Merchandise inventories	910	41,073
Income tax receivable	4,196	(3,946)
Prepaid expenses and other assets	454	(108)
Accounts payable	(12,537)	(26,882)
Customer deposits	(5,507)	7,224
Income tax payable	—	(122)
Accrued liabilities	(3,417)	(4,317)
Deferred rent	(8,854)	(7,176)
Other long-term liabilities	(923)	289
Net cash provided by (used in) operating activities	(21,782)	12,763
Cash flows from investing activities:
Purchases of property and equipment	(12,828)	(22,522)
Proceeds from sales of property and equipment	117	45
Purchases of corporate-owned life insurance	(217)	(646)
Net cash used in investing activities	(12,928)	(23,123)
Cash flows from financing activities:
Purchases of treasury stock	—	(5,281)
Net borrowings (repayments) on inventory financing facility	8,012	(2,122)
Net cash provided by (used in) financing activities	8,012	(7,403)
Net decrease in cash and cash equivalents	(26,698)	(17,763)
Cash and cash equivalents
Beginning of period	30,401	48,164
End of period	$3,703	$30,401
Supplemental disclosure of cash flow information:
Interest paid	$2,205	$2,085
Income taxes received	$(3,523)	$(6,411)
Capital expenditures included in accounts payable	$1,265	$1,409

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF NET LOSS, AS ADJUSTED AND
DILUTED NET LOSS PER SHARE, AS ADJUSTED,
(UNAUDITED)

	Three Months Ended March 31, 2016		Twelve Months Ended March 31, 2016
(Amounts in thousands, except share data)	2016	2015	2016	2015
Net loss as reported	$(9,085)	$(25,228)	$(54,879)	$(132,746)
Non-cash adjustments to net loss:
Asset impairment charges	—	4,882	20,910	47,869
Valuation allowance for deferred tax assets	—	—	—	41,402
Cash adjustments to net loss:
Severance (1)	2,215	1,323	2,526	1,515
Consulting fees (2)	13	1,652	4,487	3,275
Income tax (benefit) expense (3)	(818)	—	434	—
Net loss, as adjusted	$(7,675)	$(17,371)	$(26,522)	$(38,685)
Weighted average shares outstanding – Diluted	27,707,978	27,663,764	27,701,055	28,129,596
Net loss per diluted share as reported	$(0.33)	$(0.91)	$(1.98)	$(4.72)
Net loss per diluted share, as adjusted	$(0.28)	$(0.63)	$(0.96)	$(1.38)

(1)	Expense for severance due to the transformation efforts.

(2)	Costs paid to outside consultants to assist with the Company's transformation efforts.

(3)
Included in the amount for three months ended March 31, 2016 is $0.8 million for monetizing a federal tax credit that was previously reserved. Included in the twelve months ended March 31, 2016 amount is the $0.8 million income tax benefit previously discussed, as well as expenses of $1.2 million charged in the current period associated with the Internal Revenue Service's settlement of a prior year tax matter.

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF EBITDA AND
ADJUSTED EBITDA (UNAUDITED)

	Three Months Ended March 31, 2016		Twelve Months Ended March 31, 2016
(Amounts in thousands)	2016	2015	2016	2015

Net loss as reported	$(9,085)	$(25,228)	$(54,879)	$(132,746)
Adjustments:
Depreciation and amortization	6,928	8,840	32,043	40,200
Interest expense, net	763	669	2,720	2,537
Income tax (benefit) expense	(818)	24	434	30,761
EBITDA	$(2,212)	$(15,695)	$(19,682)	$(59,248)
Non-cash asset impairment charges	—	4,882	20,910	47,869
Severance	2,215	1,323	2,526	1,515
Consulting Fees	13	1,652	4,487	3,275
Adjusted EBITDA	$16	$(7,838)	$8,241	$(6,589)

We believe that the non-GAAP measures described above provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted net loss, adjusted net loss per diluted share, EBITDA and Adjusted EBITDA are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management makes standard adjustments for items such as non-cash asset impairments, valuation allowance on deferred tax assets, severance, consulting fees, income taxes recorded in current period related to prior year periods, as well as adjustments for other items that may arise during the period and have a meaningful impact on comparability.
The above information provides reconciliations from net (loss), the most comparable financial measure calculated and presented in accordance with accounting principles generally accepted in U.S. (“GAAP”), to non-GAAP financial measures. The Company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.
EBITDA represents net loss before income tax expense, interest income, interest expense, depreciation and amortization. The Company has presented EBITDA and Adjusted EBITDA because it considers it an important supplemental measure of its performance and believes it is frequently used by analysts, investors and other interested parties in the evaluation of companies in its industry. Management uses EBITDA and Adjusted EBITDA as a measurement tool for evaluating its actual operating performance compared to budget and prior periods. EBITDA and Adjusted EBITDA is not a measure of performance under US GAAP and should not be considered as a substitute for net loss prepared in accordance with GAAP. EBITDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider these in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Some of the limitations of EBITDA and Adjusted EBITDA measures are:

•	EBITDA and Adjusted EBITDA do not reflect the Company's cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect interest expense or the cash requirements necessary to service interest payments on the Company's debt;

•	EBITDA and Adjusted EBITDA do not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

•
Although depreciation and amortization are non-cash charges, the asset being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as a supplement.

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2014, 2015 and 2016
(Unaudited)

	FY2014				FY2015				FY2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Beginning Store Count	228	228	228	228	228	229	228	228	228	227	227	227
Store Openings	—	—	—	—	1	—	—	—	1	—	—	—
Store Closings	—	—	—	—	—	(1)	—	—	(2)	—	—	(1)
Ending Store Count	228	228	228	228	229	228	228	228	227	227	227	226
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.